Exhibit 21.1
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               Subsidiaries of Caring Products International, Inc.
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                      Name                   State/Jurisdiction of Incorporation
                      ----                   -----------------------------------
         Caring Products Industries, Inc.                 British Columbia
         C. P. International, Inc.                        Delaware